Exhibit 23.2

[Letterhead of Squire & Company, PC]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

To the Board of Directors of Smart Energy Solutions, Inc.’s (formerly known as Datigen.com, Inc.) dba The Battery Brain

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated April 6, 2005 included in and incorporated by reference in Smart Energy Solutions, Inc.’s (formerly known as Datigen.com, Inc.) Annual Report on Form 10-KSB, for the year ended December 31, 2004, as amended, and to all references to our firm included in or made a part of this Registration Statement.

Squire & Company, PC
By: Dwayne W. Asay
Name: Dwayne W. Asay
Title: Audit Partner
Orem, Utah
January 10, 2006